DELAWARE CORE EQUITY FUND
(a series of Voyageur Mutual Funds III)

DELAWARE DEVON FUND
(a series of Delaware Group Equity Funds I)

DELAWARE GROWTH AND INCOME FUND
(a series of Delaware Group Equity Funds II)

2005 Market Street
Philadelphia, PA 19103

NOTICE OF SPECIAL JOINT MEETING OF
SHAREHOLDERS
To be held on February 19, 2004

To the Shareholders:
NOTICE IS HEREBY GIVEN that a Special Joint
Meeting (the ''Meeting'') of shareholders of Delaware Core Equity Fund (the ''Core Equity
Fund''), a series of Voyageur Mutual Funds III,
Delaware Devon Fund (the ''Devon Fund''), a series of Delaware Group Equity Funds I, and
Delaware Growth and Income Fund (the ''Growth and Income Fund''), a series of Delaware Group
Equity Funds II (each, an ''Acquired Fund'' and a series of a ''Trust"; collectively, the ''Acquired
Funds'' and series of the ''Trusts''), will be held at the offices of Delaware Investments located at 2001 Market Street, 2nd Floor Auditorium,
Philadelphia, PA 19103, on February 19, 2004 at
4:00 p.m. Eastern time. The Meeting is being called for the following reasons:

1. For shareholders of each Acquired Fund to vote on an Agreement and Plan of Reorganization between each Trust, on behalf of the respective Acquired Fund, and Delaware
Group Equity Funds II, on behalf of Delaware
Decatur Equity Income Fund (the ''Decatur
Equity Income Fund''), that provides for: (i) the acquisition by the Decatur Equity Income Fund of substantially all of the assets of the Acquired
Fund in exchange for shares of the Decatur
Equity Income Fund and assumption by the Decatur Equity Income Fund of the liabilities of that Acquired Fund; (ii) the pro rata distribution of shares of the Decatur Equity Income Fund to the shareholders of the Acquired Fund; and (iii) the liquidation and dissolution of the Acquired Fund.

2. To vote upon any other business as may properly come before the Meeting or any adjournment thereof.

The transaction contemplated by each
Agreement and Plan of Reorganization is
described in the attached Joint Proxy
Statement/Prospectus. A copy of the form of the Agreement and Plan of Reorganization is attached as Exhibit A to the Joint Proxy
Statement/Prospectus.

Shareholders of record of each Acquired Fund as of the close of business on October 31, 2003 are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. Whether or not you plan to attend the Meeting, please vote your shares by returning the Proxy Card by mail in the enclosed postage-paid envelope, or by voting by telephone or the Internet. Your vote is important.

By Order of the Boards of Trustees,
Richelle S. Maestro
Secretary
November 21, 2003

To secure the largest possible representation and to save the expense of further mailings, please mark your Proxy Card, sign it, and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you prefer, you may instead vote by telephone or the Internet. You may revoke your Proxy at any time at or before the Meeting or vote in person if you attend the Meeting.